Exhibit 5.1

[LETTERHEAD OF BOWMAN GILFILLAN INC.]

December 14, 2004

DRDGOLD Limited

45 Empire Road
Parktown, Johannesburg
South Africa, 2193

Ladies and Gentlemen:

Re: Registration Statement on Form F-4

Ladies and Gentlemen:

      We have acted as counsel to DRDGOLD Limited, a company incorporated under the laws of the Republic of South Africa (the “Company”), in connection with the registration of 60,000,000 ordinary shares, no par value (the “Shares”) (which may be evidenced by American Depositary Receipts) pursuant to a Registration Statement on Form F-4 (such Registration Statement, as it may be amended from time to time, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933 (the “Securities Act”). The Shares may be offered and issued from time to time in connection with acquisition of other businesses, assets or securities. This opinion is delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

      For the purpose of this opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. Based on the foregoing and on all other instruments, documents and matters examined for the rendering of this opinion, we are of the opinion that, when (i) the issuance of the Shares has been authorised by appropriate corporate, shareholder and regulatory action, and (ii) the Shares have been issued and delivered in accordance with the provisions of the applicable acquisition or merger agreement approved by either the Board of Directors, the Company and/or where applicable, its shareholders upon payment or receipt of the consideration therefor provided for therein, will be validly issued, fully paid and non-assessable.

      We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than the substantive laws of the Republic of South Africa. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. We consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Bowman Gilfillan

BOWMAN GILFILLAN